                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    CHILDREN'S COMPREHENSIVE SERVICES, INC.
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                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [CCS LOGO]

    SUPPLEMENT TO THE PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS
             TO BE HELD AT 8:00 A.M., LOCAL TIME, ON JANUARY 2, 2002
                  AT 3401 WEST END AVENUE, NASHVILLE, TENNESSEE

         You recently received a proxy statement, dated December 10, 2001, in connection with the solicitation of proxies by the Children's Comprehensive Services, Inc. board of directors in connection with the special meeting of CCS shareholders to be held on January 2, 2002. As you know, the Agreement for Statutory Merger, dated August 8, 2001, as amended, between CCS, KIDS Holdings, Inc. and Ameris Acquisition, Inc. will be considered at the meeting. We are providing this proxy statement supplement to supplement the information contained in the proxy statement dated December 10, 2001. This supplement should be read in conjunction with the proxy statement. If you need another copy of the proxy statement, please call Donald B. Whitfield, Chief Financial Officer of CCS, at 615-250-0000.

         Included with this supplement is another proxy card for your use if you have already voted and wish to change your vote or revoke your proxy in accordance with the instructions set forth below under "Voting Procedures." If you do not wish to change your vote or revoke your proxy, no action is required by you in connection with this supplement.

         This proxy statement supplement is dated December 21, 2001 and is first being mailed to the shareholders of CCS on or about December 24, 2001.

         SHAREHOLDER LITIGATION

         On June 22, 2001, a purported class action was filed in the Circuit Court of Davidson County, Tennessee against CCS and each of the members of the CCS board of directors. The suit alleges that the members of the CCS board of directors breached their fiduciary duties to the CCS shareholders by approving an exclusivity agreement pursuant to which CCS agreed to negotiate exclusively with Ameris for the period from June 14, 2001 through July 13, 2001. CCS believes that the lawsuit is based upon erroneous assumptions by the plaintiff and is without merit.

         CCS and the plaintiff have negotiated a settlement that will result in the dismissal of the action. The settlement is subject to the approval of the court. The settlement provides, among other things, that CCS supplement its proxy statement to provide the additional disclosures described in this proxy statement supplement.

         SUPPLEMENTS TO THE PROXY STATEMENT

         The proxy statement is supplemented to amend and restate the information contained in the seventh paragraph on page 8 and the first four full paragraphs on page 9 of the proxy statement under the caption "Background of the Merger" as follows:

         "On April 4, 2001, CCS received an indication of interest from Aspen Education Group, Inc., a privately held strategic buyer that is not affiliated with CCS, indicating that it and an entity affiliated with the Lindley group were interested in acquiring CCS for $5.50 to $6.00 per share. Aspen had submitted an indication of interest prior to the December 20, 2000 meeting of the CCS board of directors, but the CCS board of directors determined not to pursue the proposed transaction because the proposal involved only certain of CCS's assets. The April 4, 2001 indication of interest was based on numerous assumptions concerning CCS, stated that the potential acquirors had not determined the structure of the proposed transaction or how CCS's assets, liabilities and operations would be divided between the potential acquirors, and did not include evidence of financing. McDonald Investments asked the entity affiliated with the Lindley group to enter into a confidentiality agreement and that entity returned the agreement with a number of material changes that were unacceptable to the CCS board of directors. Based on these and other factors, the CCS board of directors determined that it was not in the best interest of CCS and its shareholders to commence negotiations regarding a proposed transaction at that time.

         On May 17, 2001, Aspen and Ameris Acquisition, LLC, a limited liability company controlled by the shareholders of KIDS Holdings, submitted a non-binding indication of interest to acquire all of the outstanding shares of CCS common stock for $6.00 per share. The indication of interest described the basic structure of the transaction and was accompanied by "highly confident letters" and other indications of financing. On May 23, 2001, the CCS board of directors met to discuss the proposal and directed the senior management of CCS to commence negotiations with Aspen and Ameris regarding the $6.00 per share proposal. The CCS board of directors also authorized the senior management of CCS to negotiate an exclusivity agreement pursuant to which CCS would enter into exclusive negotiations for a period of approximately 30 days.

         On May 29, 2001, the CCS board of directors met to consider the terms of the proposed exclusivity agreement and to discuss the terms of the proposed transaction. On June 12, 2001, the senior management of CCS met with representatives of the potential acquirors to discuss the terms of the exclusivity agreement and the proposed transaction. On June 14, 2001, the parties entered into an exclusivity agreement providing that CCS would negotiate exclusively with Aspen and Ameris until July 13, 2001. On June 15, 2001, CCS issued a press release announcing that it had entered into the exclusivity agreement based upon a non-binding proposal to acquire all of the outstanding CCS common stock for $6.00 per share.

         On July 12, 2001, the CCS board of directors approved an extension of the exclusive negotiation period through August 8, 2001 to provide the parties with additional time to complete due diligence, obtain additional financing commitments and negotiate definitive agreements. CCS issued a press release on July 13, 2001 announcing the extension of the exclusivity period.

         The senior management of CCS continued to negotiate with Aspen, Ameris, and their respective advisors toward the execution of definitive agreements. On July 16, 2001, Ameris notified CCS that it had obtained a financing commitment for $44.0 million, representing the portion of the costs associated with the merger to be paid by Ameris. On July 25, 2001, Aspen notified CCS that it was not able to obtain the financing required to complete the transaction on acceptable terms and that it was terminating discussions regarding a possible business combination with CCS. Following the termination of discussions by Aspen, Ameris notified CCS that it was negotiating with lenders and other interested parties and proposed that CCS and Ameris restructure the transaction in a manner that would enable Ameris to complete the proposed transaction without Aspen. From July 26, 2001 through August 6, 2001, Ameris held numerous discussions with lenders, third parties, and the senior management of CCS regarding a revised structure for the transaction."

         The proxy statement is supplemented to amend and restate the information contained in the third and fourth paragraphs on page 13 of the proxy statement under the caption "Opinion of CCS's Financial Advisor - Comparable Company Analysis" as follows:

         "Comparable Company Analysis. Using publicly available information, McDonald Investments reviewed certain financial and operating data for seven publicly traded companies engaged in businesses with characteristics similar to CCS (the "Comparable Company Group"). The Comparable Company Group includes Cornell Companies, Inc., Correctional Services Corporation, Ramsay Youth Services, Inc., Res-Care, Inc., Magellan Health Services, Maximus, Inc., and Wackenhut Correctional Corporation. McDonald Investments advised the CCS board of directors that no company utilized as a comparison is identical to CCS and that such analysis necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. McDonald Investments calculated total firm value (defined as equity market value plus net debt)(total firm value was $51.7 million for CCS as of August 7, 2001), as a multiple of trailing twelve months earnings before interest, taxes, depreciation, and amortization ("LTM EBITDA") (LTM EBITDA as of June 30, 2001 was $13.1 million for CCS), which ranged from 2.8x to 11.1x with an average multiple of 7.2x, the current market price of each company as a multiple of trailing twelve month earnings per share ended March 31, 2001 and, where available, June 30, 2001 ("LTM EPS") (LTM EPS was $0.43 for CCS as of June 30, 2001), which ranged from 6.4x to 28.1x with an average multiple of 21.2x, and the current market price of each company as a multiple of estimated calendar 2001 earnings per share ending December 31, 2001 ("Calendar 2001 EPS") (Calendar 2001 EPS for CCS was estimated to be $0.66), which ranged from 3.9x to 32.6x with an average multiple of 20.8x. McDonald Investments calculated the corresponding multiples in the merger as 4.9x LTM EBITDA, which represented a discount of 32.2% to the average LTM EBITDA multiple, 13.9x LTM EPS, which represented a discount of 34.2% to the average LTM EPS multiple, and 9.1x Calendar 2001 EPS, which represented a discount of 56.2% to the average calendar 2001 EPS.

         McDonald Investments noted that, although the $6.00 per share purchase price was within the range of comparable company multiples, it yielded a transaction multiple substantially below the average trading multiples of the Comparable Company Group. McDonald Investments also noted that the trading multiples for the Comparable Company Group had increased significantly since CCS had begun the strategic alternatives evaluation process and, in particular, an index of Comparable Company Group stock prices had increased by approximately 25% since the June 15, 2001 announcement by CCS of exclusive negotiations based on a $6.00 per share purchase price. Notwithstanding the favorable Comparable Company Group trends, and despite the possibility for a sale of CCS, CCS's common stock price improvement and multiple expansion since the October 10, 2000 announcement of evaluating strategic alternatives had substantially lagged its peer group."

         The proxy statement is supplemented to amend and restate the information contained in the first full paragraph on page 14 of the proxy statement under the caption "Opinion of CCS's Financial Advisor - Discounted Cash Flow Analysis" as follows:

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, based on information obtained from the senior management of CCS, McDonald Investments discounted to present value the future cash flows that CCS is projected to generate through 2004 (assuming CCS performs in accordance with its financial projections). A summary of the financial projections provided to McDonald Investments by the senior management of CCS were as follows (in thousands):

                      2002          2003          2004
                    --------      --------      --------
Total revenues      $141,482      $152,530      $165,952
EBITDA                15,490        17,533        19,920
Net income             5,118         6,446         7,888

McDonald Investments calculated terminal values for CCS (in other words, the values at the 2004 fiscal year end) by applying multiples of EBITDA in the year 2004 of 4.0x to 7.0x. The cash flow streams and terminal values were then discounted to present values using discount rates of 15.0% to 25.0%, chosen to reflect different assumptions regarding the returns expected by potential equity holders in investments of this type with this risk profile and CCS's weighted average cost of debt and equity capital (estimated to be approximately 13.9%). McDonald Investments' analysis of operating cash flows yielded an implied value per share ranging from $4.84 to $11.92, with an average valuation per share of $8.06. McDonald Investments noted that these results were highly sensitive to the underlying financial projections provided by management, which showed stronger revenue increases and margin improvement through 2004 as contrasted to the last three years' modest revenue growth and declines in EBITDA margins. Accordingly, McDonald Investments also calculated the range of implied equity value per share by maintaining 2001 levels of operating revenue growth (4.0% versus fiscal 2000) and EBITDA margins (9.9%) through 2004 of $3.14 to $8.39, with an average equity valuation of $5.53.

The financial projections used by McDonald Investments in its analysis were made by the management of CCS prior to the delivery of McDonald's fairness opinion on August 7, 2001. In making the financial projections that were provided to McDonald, the management of CCS took into account its assessment of the general economic, market and financial conditions in effect at that time, as well their best estimates and judgments at that time as to the future financial and operating performance of CCS. The projections included in the above analysis have not been updated to reflect CCS's actual operating performance since August 7, 2001 or changes in CCS's prospects and general economic, market and financial conditions since that time. As a result, you should not rely on those financial projections as an indication of the future operating performance of CCS."

         The proxy statement is supplemented to amend and restate the information contained in the second full paragraph on page 15 of the proxy statement under the caption "Opinion of CCS's Financial Advisor" as follows:

         "McDonald Investments has acted as financial advisor to CCS in connection with the proposed merger since October 9, 2000 and has received aggregate fees of $200,000 for such services, including the delivery of its opinion. In the event that the merger is consummated, McDonald will receive an additional fee of approximately $700,000. In addition, CCS has agreed to reimburse McDonald Investments for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify McDonald Investments and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, McDonald Investments has traded, and may in the future trade, securities of CCS for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities."

         The proxy statement is supplemented to amend and restate the information contained in the first paragraph on page 27 of the proxy statement under the caption "Conditions to the Merger" as follows:

         "In addition, contemporaneously with the closing of the merger, Ameris intends to sell four of CCS's facilities to KIDS Behavioral Health, LLC for a purchase price of approximately $15.0 million. KIDS Behavioral Health is a Reno, Nevada based limited liability company formed for the purpose of completing the purchase and is not affiliated with CCS. Ameris intends to sell KIDS Behavioral Health one of CCS's facilities located in Riverside, California and CCS's facilities located in Hawaii, Montana and Utah.

         KIDS Behavioral Health has received a commitment from a senior lender to finance the purchase price of these assets. The financing commitment is subject to conditions similar to those described above. The ability of KIDS Holdings and Ameris to complete the merger is dependent, in part, upon their receipt of the proceeds from the asset sale. Although KIDS Holdings and Ameris have obtained commitments to fund the purchase price and the other estimated costs to complete the merger, we cannot assure you that Ameris or KIDS Behavioral Health will be able to complete the financings required to complete the merger, or that Ameris will be able to complete the asset sale contemporaneously with the closing of the merger."

         THE CCS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                    IMPORTANT

         If you have not already done so, we urge you to sign and date your proxy and return it promptly.

         VOTING PROCEDURES

         Enclosed with this supplement is an additional proxy card and return envelope for your use. If you have already voted and you do not wish to change your vote, you do not need to return this second proxy card. If you have already voted and you wish to change your vote, you can do so at any time before your proxy is voted at the special meeting. You can change your vote in one of three ways:

         -        timely delivery of a valid, later-dated proxy;

         - written notice to the Secretary of CCS before the special meeting that you have revoked your proxy; or

         -        voting in person at the special meeting.

         If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

         If you have not already voted, you may use either the proxy card originally sent to you or the proxy card included with this supplement. You do not need to return both proxy cards. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the approval of the merger agreement or abstain from voting. If you submit your proxy but do not make specific choices, the person named as your proxy will follow the recommendation of the CCS board of directors and vote your shares in favor of the merger agreement.

         To obtain more information or to request another copy of the proxy statement, please call Donald B. Whitfield, Chief Financial Officer of CCS, at 615-250-0000.

                    CHILDREN'S COMPREHENSIVE SERVICES, INC.

                                     PROXY


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHILDREN'S COMPREHENSIVE SERVICES, INC. FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                         ON WEDNESDAY, JANUARY 2, 2002.



    The undersigned hereby appoints William J Ballard and Donald B. Whitfield, and each of them, as proxies, with full power of substitution, to vote all shares of stock that the undersigned could vote if present in person at the Special Meeting of Shareholders of Children's Comprehensive Services, Inc., to be held on Wednesday, January 2, 2002 at 3401 West End Avenue, Nashville, Tennessee, 37203 at 8:00 a.m., local time, and any adjournments thereof.



(1) Approval of the Agreement for Statutory Merger, dated as of August 8, 2001, as amended, between KIDS Holdings, Inc., Ameris Acquisition, Inc. and Children's Comprehensive Services, Inc.


      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

(2) In their discretion, the proxies are authorized to consider and take action on any other matter that may properly come before the meeting or any adjournment thereof.

                            [FORM OF BACK OF PROXY]

    If no direction is made, this proxy will be voted FOR the proposal to approve the Merger Agreement in paragraph 1.

                                                             Dated:                                     , 2001
                                                                     --------------------------------
                                                                            PLEASE SIGN HERE AND
                                                                              RETURN PROMPTLY

                                                               ---------------------------------------------
                                                                           Name(s) of Shareholder

                                                               ---------------------------------------------
                                                                                 Signature

                                                               ---------------------------------------------
                                                                         Signature, if held jointly
                                                             Please sign exactly as your name appears at left.
                                                             If registered in the names of two or more persons,
                                                             each should sign. Executors, administrators,
                                                             trustees, guardians, attorneys, and corporate
                                                             officers should show their full titles.

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